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                                                                   Exhibit 10.16


                                   ROXIO, INC.

                           KEY CONTRIBUTOR BONUS PLAN
                           --------------------------

1.   Purpose. The Roxio, Inc., Key Contributor Bonus Plan is designed to
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     motivate and reward certain employees of Roxio, Inc. with incentive compensation for performance that contributes to the overall success of the Company. The Plan provides for the payment of cash compensation at the conclusion of each Performance Period.

2.   Definitions. Whenever the initial letter of the following words or phrase
     -----------
     is capitalized in the Plan, including any amendments, they shall have the respective meanings set forth below unless otherwise defined herein:

     (a) "Award" means the cash compensation awarded to a Participant pursuant to the plan.

     (b)  "Award Level" means Threshold Award, Target Award, or Maximum Award.

     (c) "Base Salary" means the regular gross base salary actually earned by an employee during the Performance Period, excluding additional forms of compensation such as bonuses, payments under the Plan, other incentive payments, automobile allowances, tax gross-ups, on-call pay, and other fringe benefits.

     (d)  "Board" means the Board of Directors of the Company.

     (e)  "CEO" means the chief executive officer of the Company.

     (f)  "Committee" means the Compensation Committee of the Board.

     (g) "Company" means Roxio, Inc., a Delaware corporation, and any successor entity thereto.

     (h) "Covered Executive" means the chief executive officer, chief operating officer, chief financial officer, and vice presidents of the Company.

     (i) "Disability" means any disability that would qualify as permanent and total disability under the long-term disability plan sponsored by the Company.

     (j) "Fiscal Year" means the twelve-month period from April 1 through March 31.

     (k) "Key Contributor" means the chief executive officer, chief operating officer, chief financial officer, any vice president and director of the Company who meet the eligibility requirements of Section 3 to participate in the Plan.


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     (l)  "Maximum Award" means an Award ranging from one hundred percent (100%)
          to two hundred percent (200%) of the Target Award that may be paid to a Key Contributor for achieving the maximum Performance Level.

     (m) "Performance Levels" means, with respect to each Performance Measure, the threshold, target, and maximum performance required to receive a Threshold Award, Target Award, and Maximum Award, respectively.

     (n) "Performance Measure" means the criteria upon which Awards are paid tied to individual performance and/or the Company's success. The factors upon which the Company's success is based include but are not limited to any or all of the following: earnings per share, revenue dollars, revenue growth, total stockholder return, earnings before interest and taxes, net profit, other business unit, function, and team measures.

     (o) "Performance Period" means the period of time during the Fiscal Year during which performance is measured and at the end of which Awards are paid.

     (p) "Plan" means the Roxio, Inc. Key Contributor Bonus Plan, as amended from time to time.

     (q) "Retirement" means a termination of employment by a Key Contributor after attaining either the normal retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company, or if the Company does not have such a Plan, the attainment of age sixty-five (65).

     (r) "Target Award" means the Award, expressed as a percentage of a Key Contributor's Base Salary, which may be paid to a Key Contributor for achieving the target Performance Level.

     (s) "Threshold Award" means an Award ranging from zero percent (0%) to one hundred percent (100%) of the Target Award that may be paid to a Key Contributor for achieving the threshold Performance Level.

3.   Eligibility. Participation in the Plan is limited to Key Contributors.
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     Subject to Committee approval for Covered Executives and CEO approval for other Key Contributors, all Key Contributors in active service at the beginning of a Performance Period are eligible to participate in the Plan. Employees hired or promoted into Key Contributor positions during a Performance Period may be eligible to receive a prorated Award for the current Performance Period based on the ratio that the number of calendar days in the Performance Period such employee was actively employed as a Key Contributor bears to the number of calendar days in the Performance Period; provided, however, that the minimum number of calendar days such employee is employed as a Key Contributor is ninety (90) days.


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4.   Term. The Plan is effective as of April 1, 2002 and shall be applicable for
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     future Fiscal Years of the Company unless amended or terminated by the
     Board or the Committee pursuant to Section 9(a).

5.   Administration.
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     (a)  Unless otherwise designated by the Board, the Committee shall administer the Plan with respect to Covered Executives. The Committee shall, subject to the limitations contained in the Plan, have full power and authority to determine the Performance Measures and Award Level and to establish Performance Levels under the Plan. The Committee, shall also (i) approve the participation of Covered Executives in the Plan, (ii) adopt such rules and regulations as are appropriate for the proper administration of the Plan, and (iii) make such determinations and take such actions in connection with the Plan as it deems necessary.

     (b) The Committee may, in its sole discretion, make such adjustments to Awards and Performance Measures or Levels, and such other terms and conditions of the Plan that the Committee determines to be necessary and reasonable to prevent the loss by Covered Executives of the value of Awards granted pursuant to the Plan on account of events which affect the value of the Awards but which, in the judgment of the Committee, are outside the control of the Covered Executives.

     (c) Unless otherwise designated by the Committee, the CEO shall administer the Plan for Key Contributors other than Covered Executives and shall have the same powers designated in Section 5(a) and (b) with respect to these Plan participants.

6.   Calculation of Awards.
     ---------------------

     (a) Establishment of Plan Components. For each Performance Period, the Company will define the following Plan Components which shall be incorporated into this Plan as an exhibit:

          (i)    Performance Period

          (ii)   Key Contributors eligible to receive an Award

          (iii) Performance Measures for each Key Contributor or groups of Key Contributors

          (iv)   Relative weight accorded each Performance Measure

          (v)    Performance Levels for each Performance Measure

          (vi) Threshold Award, Target Award, and Maximum Award for each Participant


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     (b)  Approval and Communication of Plan Components. Prior to the beginning of each Performance Period, the Company will submit the Plan components in Section 6(a) to the Committee (and the CEO for Key Contributors other than Covered Executives) for approval and communicate these components in writing to Key Contributors.

     (c) Award Determination. Within thirty (30) days after the end of the relevant Performance Period, the Company will calculate the amount of the Award for each Key Contributor using the following process:

         (i) Determine actual performance results for each Performance Measure and whether actual performance with respect to each Performance Measure yields a Threshold Award, Target Award, or Maximum Award.

         (ii) Multiply the Award Level earned for each Performance Measure by the relative weight assigned the particular Performance Measure and the Key Contributor's Base Salary.

         (iii) Sum the Award for each Performance Measure determined in Section 6(c)(ii).

         (iv) Certify by resolution adopted by the Committee (or the CEO for Key Contributors other than Covered Executives) the value of the Award to be paid to each Key Contributor; provided, however, the value of the Award for a Key Contributor may be increased or reduced, at the discretion of the Committee (for Covered Executives) or CEO (for other Key Contributors), based on individual performance.

7.   Payment of Award. All Awards shall be paid no later than forty-five (45)
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     days after the end of the Performance Period to which the Awards relate.

     Payment on Termination of Employment. If a Key Contributor terminates employment with the Company, either voluntarily or involuntarily, before payment of the Awards hereunder, such individual will not be entitled to any Award under the Plan for such Performance Period unless termination is due to the Key Contributor's death, Disability, or Retirement, in which case such individual will be eligible for a pro rata portion of the Award based on the number of days during the Performance Period in which such individual was actually employed.

8.   Payment on Termination of Plan. If the Plan is terminated by the Board or
     ------------------------------
     the Committee during a Performance Period, Key Contributors will be eligible for a pro rata portion of the Award for the relevant Performance Period based on (i) the number of days that have elapsed during the Performance Period in which the termination of the Plan occurs and (ii) the Performance Measures to and as of such date of termination.

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9.   Miscellaneous.
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     (a)  Amendment or Termination. The Board or the Committee may, at any time, without the approval of the stockholders of the Company alter, amend, modify, suspend or terminate the Plan, but may not, without the consent of a Key Contributor to whom an Award has been made, make any alteration which would adversely affect an Award previously granted under the Plan.

     (b) Conflict with Employment Agreement. To the extent any provision of the Plan conflicts with any provision of a written employment or other agreement between a Key Contributor and the Company, the provisions of the employment agreement shall control.

     (c) Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Key Contributor the right to be rehired or retained in the employ of the Company, nor will participation in the Plan give any Key Contributor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

     (d) Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information upon which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     (e) Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

     (f) Action by the Board or Committee. Any action required of or permitted by the Board or Committee under this Plan shall be by resolution of the Board or by a person or persons authorized by resolution of the Board or Committee.

     (g) Controlling Laws. Except to the extent superseded by laws of the United States, the laws of California shall be controlling in all matters relating to the Plan.

     (h) Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

     (i) Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and endorsed as if such illegal or invalid provision had never been contained in the Plan.

     (j) Effect of headings. The descriptive headings of the Sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

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     (k)  Non-transferability. No Award payment shall be transferable, except by the Key Contributor's will or the applicable laws of descent and distribution. During the Key Contributor's lifetime, his Award shall be payable only to the Key Contributor or his guardian or attorney-in-fact. The payment and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by him in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

     (l) No Liability. No member of the Board or the Committee or any officer or Key Contributor of the Company shall be personally liable for any action, omission or determination made in good faith in connection with the Plan. The Company shall indemnify and hold harmless the members of the Committee, the Board and the officers and Key Contributors of the Company, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of the Plan, including all expenses reasonable incurred in their defense, in case the Company fails to provide such defense. By participating in the Plan, each Key Contributor agrees to release and hold harmless each of the Company, the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Key Contributor in connection with his participation in the Plan.

     (m) Funding. All amounts payable under the Plan will be paid by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan. The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Plan. Any such action or set-aside amount may not be deemed to create a trust of any kind between the Company and any Key Contributor or beneficiary or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights against the assets of the Company greater than the rights of any other unsecured creditor of the Company.


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                                                                         Exhibit


                                   ROXIO, INC.
                   FISCAL YEAR 2003 KEY CONTRIBUTOR BONUS PLAN

     Establishment of Plan Components

     1.   Performance Period. The Performance Period will be from April 1, 2002
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          through March 31, 2003.

     2.   Key Contributors eligible to receive an Award. As provided in attached
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          list.

     3.   Performance Measures and levels. Performance will be tied to corporate
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          and function and individual measures.

     4.   Relative Performance Measure Weight.
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
----------------------- ----------------- -------------------
                                             Function and
     Employee Level         Corporate         Individual
----------------------- ----------------- -------------------
CEO                           100%                0%
----------------------- ----------------- -------------------
COO                           100%                0%
----------------------- ----------------- -------------------
CFO                           100%                0%
----------------------- ----------------- -------------------
Vice Presidents                80%               20%
----------------------- ----------------- -------------------
Directors                      60%               40%
----------------------- ----------------- -------------------


     5.   Award Opportunity.
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
----------------------- -------------------------------------------------
                                  Bonus As A Percent of Salary
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                           Threshold
    Employee Level           Award       Target Award     Maximum Award
----------------------- -------------- ---------------- -----------------
CEO                          33%             65%              130%
----------------------- -------------- ---------------- -----------------
COO                          25%             50%              100%
----------------------- -------------- ---------------- -----------------
CFO                          25%             50%              100%
----------------------- -------------- ---------------- -----------------
Vice Presidents              20%             40%               80%
----------------------- -------------- ---------------- -----------------
Directors                    15%             30%               60%
----------------------- -------------- ---------------- -----------------

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